Exhibit 23.1


                     Consent of Certified Public Accountants


         The Board of Directors
         BREED Technologies, Inc.:


         Re: Registration Statement on Form S-8 (No. 33-54986) Registration Statement on Form S-8 (No. 33-54988) Registration Statement on Form S-8 (No. 33-54990) Registration Statement on Form S-8 (No. 33-73350) Registration Statement on Form S-8 (No. 33-22423)

     We consent to incorporation by reference in the registration statements referenced above of BREED Technologies, Inc. of our report dated July 21, 1995 relating to the consolidated statements of earnings, retained earnings, and cash flows of BREED Technologies, Inc. and subsidiaries for the year ended June 30, 1995 which report appears in the June 30, 1997 annual report on Form 10-K of BREED Technologies, Inc.



         /s/ KPMG Peat Marwick, LLP
         KPMG Peat Marwick LLP
         Tampa, Florida
         September 26,1997